Exhibit 10.6

Named Executive Officer Form

DOLE PLC

2021 Omnibus Incentive Compensation Plan

Stock Option Agreement

This Stock Option Agreement (this “Option Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Dole plc, an Irish public limited company (the “Company”), and the optionee named below (the “Participant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Dole plc 2021 Omnibus Incentive Compensation Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Participant:                                                                  ____________________________________

Option Grant #:                                                                    ____________________________________

Number of Ordinary Shares Subject to Option:                  ____________________________________

Exercise Price Per Share*:                                                   ____________________________________

* may not be less than the Fair Market Value of a Share on the Date of Grant

Date of Grant:	____________________________________
Expiration Date:	11:59 p.m. (EST) on ___________ (the day immediately before the 10th anniversary of the Date of Grant

Vesting Schedule:	One hundred percent (100%) of the Option Shares (as defined herein) underlying the Option (as defined herein) shall vest on the third anniversary of the Date of Grant, provided the Participant remains in the continuous employment or service of the Company and/or its Affiliates from the Date of Grant through such vesting date, except as provided in this Option Agreement.

Classification of Option:	[Non-Qualified Stock Option] [Incentive Stock Option except that (i) the Incentive Stock Option can be granted only to an employee of the Company or any Subsidiary Corporation, and (ii) if the aggregate Fair Market Value of the Shares (determined on the Date of Grant) with respect to the Option and any Prior Grants which are exercisable for the first time during the same calendar year would exceed the $100,000 Limit applicable to Incentive Stock Options, the portion of the Option and, if applicable, the Prior Grants, in excess of the $100,000 Limit, shall be treated as a Non-Qualified Stock Option.]

1.

Number of Shares. The Company hereby grants to the Participant an option (the “Option”) to purchase the total number of the Company’s Ordinary Shares set forth above as the “Number of Ordinary Shares Subject to Option” (the “Option Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Option Agreement and the Plan.

2.

Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all of the terms and conditions of the Plan, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Option Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

Named Executive Officer Form

3.

Option Term. The term of the Option and of this Option Agreement (the “Option Term”) shall commence on the Date of Grant set forth above and, unless previously terminated pursuant to Paragraph 4 hereof, shall terminate upon the Expiration Date set forth above. As of the Expiration Date, all rights of the Participant hereunder shall terminate.

4.	Termination of Affiliation.

4.1

Termination of Affiliation for Cause. Upon the Participant’s Termination of Affiliation for Cause, the outstanding Option, whether vested or unvested and whether or not exercisable as of the date of such Termination of Affiliation shall terminate upon the delivery of notice to the Participant of the Participant’s Termination of Affiliation for Cause.

4.2

Termination of Affiliation by Reason of Retirement, Death or Disability. Upon the occurrence of the Participant’s Termination of Affiliation by reason of the Participant’s Retirement (as defined below), Participant’s death or Participant’s Disability, in any such case prior to the date the Option vests in accordance with the vesting schedule set forth on page 1 of this Option Agreement and other than during the Change in Control Period (as defined below), a pro-rated portion of the Option Shares will vest and become exercisable on the date of such Termination of Affiliation, determined based on the number of completed months in the vesting period that have elapsed prior to the date of such Termination of Affiliation. Any portion of the Option Shares that do not so vest in accordance with this Section 4.2 shall be automatically cancelled and forfeited as of the date of such Termination of Affiliation.

“Retirement” means (i) if Participant resides in the United States, Participant’s resignation after attaining age 60 with 10 years or more of service to the Company and its Affiliates or (ii) if Participant resides in a jurisdiction outside of the United States, Participant ceasing to be an Eligible Person on a date that was contemplated by or agreed with Participant’s employer because (A) notice of such cessation was given by or to Participant prior to the Date of Grant; (B) Participant is bound to retire on such date pursuant to Participant’s contract of employment; or (C) Participant has reached normal retirement age under Participant’s employer’s pension scheme.

4.3	Exercisability Upon Termination of Affiliation.

(a)

If the Participant’s Termination of Affiliation occurs on account of Participant’s death or due to the Participant’s Disability, the Option Shares that are vested and exercisable as of the date of Participant’s death or Participant’s Disability (including those that vest pursuant to Section 4.2) shall remain exercisable until the earlier of the Expiration Date or one (1) year from and including the date of the Participant’s Termination of Affiliation on such basis (and shall thereafter terminate). Any portion of the outstanding Option Shares that are not exercisable as of the date of such Termination of Affiliation shall terminate upon the date of the Termination of Affiliation.

(b)

If the Participant’s Termination of Affiliation occurs on account of Retirement, the Option Shares that are vested and exercisable as of date of such Termination of Affiliation (including those that vest pursuant to Section 4.2) shall remain exercisable until the earlier of the Expiration Date or three (3) years from and including the date of the Participant’s Termination of Affiliation on such basis (and shall thereafter terminate). Any portion of the outstanding Option Shares that are not exercisable as of the date of such Termination of Affiliation shall terminate upon the date of the Termination of Affiliation.

Named Executive Officer Form

(c)	If the Participant’s Termination of Affiliation occurs by reason of Cause, all Option Shares, whether vested or unvested, will terminate and be unexercisable as of the date of such termination.

(d)

Upon the Participant’s Termination of Affiliation for any reason other than the reasons enumerated in Subparagraphs (a) through (c) above, the portion of the outstanding Option Shares that are vested and exercisable as of the date of such Termination of Affiliation (including those that vest pursuant to Section 4.2) shall remain exercisable until the earlier of the Expiration Date or ninety (90) days from and including the date of Termination of Affiliation (and shall thereafter terminate). Any portion of the outstanding Option Shares that are not exercisable as of the date of such Termination of Affiliation shall terminate upon the date of the Termination of Affiliation.

5.	Vesting; Exercise.

5.1

Except as otherwise provided in Paragraph 4 hereof, the Option shall become exercisable with respect to the number of Option Shares specified in accordance with the vesting schedule set forth above, except that no single exercise of the Option may be for less than 100 Option Shares, unless at the time of the exercise, the maximum number of Option Shares available for purchase under the Option is less than 100 Option Shares, in which event the Option must be exercised, if at all, for all of the Option Shares. In no event is the Option to be exercised for a fractional Option Share. Once exercisable, the Option shall continue to be exercisable at any time or times prior to the Expiration Date or the time set forth in Paragraph 4 above, subject to the provisions hereof and of the Plan.

5.2

Notwithstanding any other provision hereof, no Option may be exercised after the Expiration Date and no Option may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of Applicable Law or, in the opinion of the Compensation Committee, would or may result in the Eligible Person and/or any other parties being obligated under the Irish Takeover Rules to make a general offer to all shareholders of the Company.

5.3

To exercise the Option, the Participant shall give written notice to the Company stating the number of Option Shares for which the Option is being exercised and the intended manner of payment. The date of this notice shall be the exercise date. The notice must be accompanied by payment in full of the aggregate Exercise Price, either by cash, check, cash equivalent or wire transfer or such other medium of payment as the Compensation Committee may permit. If the Compensation Committee so permits, payment in full or part may also be made (i) by surrendering (actually or by attestation) Shares that the Participant already owns; (ii) by a cashless exercise through a broker; (iii) by means of a “net exercise” procedure with respect to Shares to be acquired upon exercise of the Option or (iv) by such other medium of payment as the Compensation Committee in its discretion may authorize each such share (with the Shares to be valued at the Fair Market Value of a Share on the date of exercise). If the payment is in the form of Shares the Participant already owns, then the certificate or certificates representing those Shares must be duly executed in blank by the Participant or must be accompanied by a stock power duly executed in blank suitable for purposes of transferring those Shares to the Company. Fractional Shares will not be accepted in payment of the exercise price of the Option. The Company shall not issue the Option Shares until full payment for them has been made.

Named Executive Officer Form

5.4

As soon as practicable upon the Company’s receipt of the Participant’s notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased. For the avoidance of doubt, it is the intent of the Company and the Participant that, whenever the Company’s ADSs (and not Ordinary Shares) are registered for public trading on NYSE or any other principal trading market for the Company’s equity securities, the Ordinary Shares issued upon exercise of this Option will be delivered to the depositary under the Company’s ADS program and such depositary will be instructed to issue to the Participant ADSs representing such Ordinary Shares.

5.5

As a further condition precedent to the exercise of the Option in whole or in part, the Participant shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Shares and accordingly shall execute any documents that the Company, in its sole discretion, deems necessary or advisable to effect such compliance.

5.6

In the case of the Participant’s death, the Option, to the extent exercisable, may be exercised by the executor or administrator of the Participant’s estate or by any person or persons who have acquired the Option directly from the Participant by bequest or inheritance.

6.	Change in Control.

6.1	Subject to Section 6.2 hereof, in the event of a Change in Control (as such term is defined in Section 2.1 of the Plan):

(a)

If the Option is assumed or substituted (within the meaning of the Plan) in connection with such Change in Control, and the Participant incurs a Termination of Affiliation by reason of an Involuntary Termination Without Cause during the Change in Control Period, then the Option shall vest and become fully exercisable on the date of such Termination of Affiliation and shall remain exercisable until the earlier of the Expiration Date or one (1) year from and including the date of such Termination of Affiliation (and shall thereafter terminate); or

(b)

If the Option is not assumed or substituted in connection with such Change in Control, then the Option shall immediately vest and become fully exercisable on the occurrence of the Change in Control, subject to the terms of the Plan.

(c)

For purposes of this Option Agreement, (i) “Change in Control Period” means the period beginning on the date of a Change in Control and ending twenty-four (24) months following such date; (ii) “Involuntary Termination Without Cause” means the Participant’s Termination of Affiliation by Participant for Good Reason, or by the Company and its Affiliates for any reason other than Cause, including by reason of Participant’s death or Disability or Retirement, and such Termination of Affiliation occurs within the Change in Control Period. Any determination by the Company (or an Affiliate, if applicable) that the Participant’s Termination of Affiliation was with or without Cause for the purposes of this Option Agreement shall have no effect upon any determination of the rights or obligations of the Company or an Affiliate or the Participant for any other purpose; (iii) “Cause” and/or “Disability” have the same meaning as defined in any applicable employment agreement between the Participant and the Company or an Affiliate (including any similar definition such as “incapacity”) or, if no such employment agreement or definition exists, the meaning set forth in the Plan; and (iv) “Good Reason” has the same meaning as set forth in the Company Executive Severance Plan.

Named Executive Officer Form

In connection with a Change in Control, the Compensation Committee and the Board of Directors of the Company reserve the authority to accelerate vesting and settlement of outstanding awards and to terminate and pay outstanding awards on consummation of the Change in Control as set forth in the Plan.

6.2

The rights provided in Section 6.1 hereof shall be in addition to, and not in lieu of, any rights (including without limitation any rights that would accelerate any unvested stock options or other unvested equity rights upon a Change in Control or similar event) provided in any employment agreement between the Participant and the Company or any of its Affiliates.

7.

Non-Transferability of Options. The Participant shall not assign or transfer the Option, other than by will or the laws of descent and distribution. During the Participant’s lifetime, only the Participant (or, in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative) or a transferee receiving such Option pursuant to a QDRO, may exercise the Option. Notwithstanding the foregoing, however, the Participant, with the approval of the Compensation Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s Permitted Transferees, subject to such limits as the Compensation Committee may establish, and the transferee(s) shall remain subject to all the terms and conditions applicable to the Option prior to transfer. No right or interest of the Participant or any transferee in the Option shall be subject to any lien or any obligation or liability of the Participant or any transferee.

8.

Rights as Shareholder. Unless the Compensation Committee shall have resolved otherwise, neither the Participant nor any executor, administrator, distributee or legatee of the Participant’s estate will have any of the rights or privileges of a shareholder of the Company in respect of any of the Option Shares unless and until those Option Shares have been fully paid and the name of the Participant (or of the Participant’s personal representative, administrator, distributee or legatee of the Participant’s estate) or any permitted transferee, has been entered as the shareholder of record on the Company’s books. No dividend rights or Dividend Equivalents are granted in conjunction with the Option.

9.

Other Documents. Participant hereby acknowledges receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, Participant acknowledges receipt of the Company’s policy permitting officers and directors to sell Ordinary Shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

10.

Withholding of Taxes. The Company’s obligation to deliver the Option Shares upon exercise of the Option is subject to the Participant’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. In accordance with procedures that the Compensation Committee may establish, the Compensation Committee, to the extent applicable law permits, may allow the Participant to pay any such amounts (but only for the minimum required withholding unless additional withholdings will not result in adverse financial accounting consequences to the Company and is otherwise permitted under applicable tax rules (i) by surrendering (actual or by attestation) Shares that the Participant already owns; (ii) by a cashless exercise though a broker, (iii) by means of a “net exercise” procedure with respect to Shares to be acquired upon exercise of the Option or (iv) by such other medium of payment as the Compensation Committee in its discretion shall authorize. Any fractional Share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash.

Named Executive Officer Form

11.

Authority of the Committee. The Compensation Committee shall have full authority to interpret and construe the terms of the Plan and this Option Agreement, except as expressly set forth in the Plan. The determination of the Compensation Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

12.

Options Subject to Claw-Back Policies. Notwithstanding any provisions herein to the contrary, the Options granted hereunder and any Shares acquired thereunder shall be subject to the terms of any malus or recoupment policy currently in effect or such terms as may be subsequently adopted by the Board or committee thereof to implement Section 304 of the Sarbanes-Oxley Act or Section 10D of the Exchange Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act or as the Board or committee thereof otherwise may deem appropriate (or with any amendment or modification of such malus or recoupment policy adopted by the Board or committee thereof) to the extent that such Options or Shares or the value of such Options or Shares is required to be reduced, cancelled or returned to the Company pursuant to the terms of such recoupment policy. Further, subject to the terms of any recoupment policy. to the extent that Participant receives any amount in excess of the amount that Participant should otherwise have received under the terms of this Option Agreement due to a mistake in calculations or other administrative error, Participant shall be required to repay any such excess amount to the Company, to the extent permitted by Applicable Law.

13.

Parachute Payments. If any payment or benefit the Participant would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Participant.

14.

Governing Law and Jurisdiction. The Award and the provisions of this Option Agreement shall be governed by, and subject to, the laws of Ireland, without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce this Option Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Dublin, Ireland, and no other courts.

15.

Applicable Laws, Rules and Regulations. This Option Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.

Binding on Successors. The terms of this Option Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

17.	Assignment. Except as otherwise provided in this Option Agreement or the Plan, neither this Option Agreement nor any rights granted herein shall be assignable by the Participant.

18.

Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Option Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws and applicable Irish law.

Named Executive Officer Form

19.	Entire Option Agreement. This Option Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

20.	Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Paragraph.

21.

Counterparts. This Option Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

22.

Notices; Electronic Delivery. Any notices provided for in Participant’s Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Participant, five (5) days after deposit in the United States mail, postage prepaid, addressed to Participant at the last address Participant provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request Participant’s consent to participate in the Plan by electronic means. By accepting this Award, Participant consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

23.

Effect on Other Benefit Plans. The value of the Award subject to this Option Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating Participant’s benefits under any benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s benefit plans.

24.

Amendment. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to the Participant, the provisions of this Option Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.

Acceptance; No Advice Regarding the Grant. The Participant hereby acknowledges receipt of a copy of the Plan and this Option Agreement. The Participant has read and understands the terms and provision thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Option Agreement. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Ordinary Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

26.

No Compensation for Loss of Rights. The Participant hereby acknowledges that under no circumstances will Participant, on ceasing to be an employee or director of the Company and its Subsidiaries, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan that Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. By participating in the Plan, Participant waives all rights to compensation for any loss in relation to the Plan, including: any loss of office or employment; any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment); any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; or the operation, suspension, termination or amendment of the Plan.

Named Executive Officer Form

27.

Severability. All the terms and provisions of this Option Agreement are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Option Agreement, and the enforceability, legality and validity of the remainder of this Option Agreement will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

28.

Data Protection. The Participant hereby acknowledges and consents to the Company and any Subsidiary, retaining, sharing and exchanging Participant’s information held in order to administer and operate the Plan (including personal details, data relating to participation, salary, taxation and employment and sensitive personal data, e.g., data relating to physical or mental health, criminal conviction or the alleged commission of offences) (the “Information”) and providing the Company’s and/or the Subsidiary’s agents and/or third parties with the Information for the administration and operation of the Plan and the Participant further accepts that this may involve the Information being sent to future purchasers of the Company or any business in which the Participant works and/or to a country outside the country in which the Participant (including outside the European Economic Area) provides services including to a country which may not have the same level of data protection laws as Participant’s home country. The Participant acknowledges that Participant has the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting Participant’s local human resources representative. The Participant acknowledges that the collection, processing and transfer of the Information is important to Plan administration and that failure to consent to same may prohibit participation in the Plan.

29.

No Special Employment Rights. No provision in this Option Agreement will be deemed to grant to the Participant any right with respect to the Participant’s continued employment with, or other engagement by, the Company or any of its Affiliates or interfere in any way with the ability of the Company or any of its Affiliates at any time to terminate the Participant’s employment or other engagement with or without cause or to increase or decrease the Participant’s compensation from the rate in existence at the Date of Grant. The grant of an Option is voluntary and occasional and does not create any contractual or other right to receive future Option grant or to be granted an Option on any particular terms, including the number of shares to which the Option relates, or benefits in lieu of an Option, even if Options have been granted in the past. Nothing in this Option Agreement or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with the Company or any of its Affiliates are separate from, and are not affected by, Participant’s participation in the Plan. The grant of an Option shall in no way affect the Company’s right to adjust, reclassify, reorganise or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

30.

Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Option Agreement shall not operate or be construed as a waiver of any other provision of this Option Agreement, or of any subsequent breach by the Participant or any other Participant.

Named Executive Officer Form

31.

Insider Trading / Market Abuse Law. The Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire or sell Ordinary Shares or rights to Ordinary Shares (e.g., Option Shares) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to Participant’s personal advisor on this matter.

32.	No Obligation to Minimize Taxes; Code Section 409A.

32.1

The Company has no duty or obligation to minimize the tax consequences to Participant of this Option and will not be liable to Participant for any adverse tax consequences to Participant arising in connection with this Option. Participant is hereby advised to consult with Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing this Option Agreement, Participant has agreed that Participant has done so or knowingly and voluntarily declined to do so.

32.2

It is intended that the Option be exempt from the requirements applicable to nonqualified deferred compensation subject to Code Section 409A. For purposes of this Option Agreement, any action taken with respect to the Option shall be undertaken in a manner that will not negatively affect the status of the Option as exempt from treatment as deferred compensation subject to Code Section 409A unless such action otherwise complies with Code Section 409A to the extent necessary to avoid noncompliance. Each amount to be paid pursuant to the Award shall be construed as a separate identified payment for purposes of Code Section 409A.

32.3

To the extent that none of the available exceptions to Code Section 409A applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Code Section 409A, if Participant is a “specified employee,” (within the meaning of Code Section 409A), then all amounts due with respect to the Award that constitute a “deferral of compensation” within the meaning of Code Section 409A, that are provided as a result of a “separation from service” within the meaning of Code Section 409A, and that would otherwise be paid or provided during the first six months following the termination date, shall be accumulated through and paid or provided on the first business day that is more than six months after such date (or upon Participant’s death, if earlier). Notwithstanding anything contained herein to the contrary, Participant will not be considered to have terminated employment with the Company and its Affiliates for purposes of any payments under this Award that are subject to Code Section 409A until Participant would be considered to have incurred a “separation from service” within the meaning of Code Section 409A.

32.4

Notwithstanding the foregoing, neither the Company, any Affiliate nor their employees, officers, directors or agents will have any liability to the Participant or any transferee if the Option otherwise fails to be exempt from, or comply with, Code Section 409A.

33.

Additional Matters. This Option Agreement is intended to comply with the applicable laws of any country or jurisdiction where Options are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. The following provisions apply to Participants providing services in the country noted:

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IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the date set forth above.

DOLE PLC

By:

Name:
Title:

PARTICIPANT

Signature:

Print Name: